File Number: 59543-1

Web site: www.langmichener.com

Direct Line: (604) 691-7410
Direct Fax Line: (604) 893-2669
E-Mail: mtaylor@lmls.com

September 17 , 2007

PARK PLACE ENERGY CORP.
Suite 300, 840-6th Avenue S.W.
Calgary, Alberta
T2P 3E5

Attention:           Mr. David Stadnyk, President and CEO

Dear Sirs:

PARK PLACE ENERGY CORP.

We have been requested by Park Place Energy Corporation, a Nevada corporation (the “Company”), to render an opinion in connection with the Company’s registration statement on Form SB-2 (the “Registration Statement”) dated September 17, 2007 to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”), relating to the offering of 11,562,252 shares of the Company’s common stock (the “Shares”) by the selling shareholders named in the Registration Statement (the "Selling Shareholders”).

The Shares

The Shares are comprised of the following:

•	3,821,122 shares of common stock (the “July 2007 Shares”) issued on July 30, 2007 pursuant to a business combination transaction;

•

490,565 shares of common stock (the “Settlement Shares”) issued on August 8, 2007 as part of our August 2007 issuance of units as settlement of outstanding debt, with each unit being comprised of one Settlement Share and one share purchase warrant (each a “Settlement Warrant”). Each Settlement Warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.50 per share in the first year and $0.75 per share in the second year. The Settlement Warrants are exercisable commencing on August 8, 2007 and ending on August 8, 2009;

•	490,565 shares of common stock (the “Settlement Warrant Shares”) issuable upon the exercise of the Settlement Warrants;

•	2,730,000 shares of common stock (the “August 2007 Private Placement Shares”) issued as part of our August 8, 2007 issuance of units, with each unit being comprised of one August 2007 Private Placement Share and one share purchase warrant (each a “August 2007 Private Placement Warrant”). Each August Private Placement Warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.50 per share in the first year and $0.75 per share in the second year. The August Private Placement Warrants are exercisable commencing on August 8, 2007 and ending on August 8, 2009.

•	2,730,000 shares of common stock (the “August 2007 Private Placement Warrant Shares”) issuable upon the exercise of August 2007 Private Placement Warrants;

•	650,000 shares of common stock (the “September 2007 Private Placement Shares”) issued as part of our September 11, 2007 issuance of units, with each unit being comprised of one September 2007 Private Placement Share and one share purchase warrant (each a “September 2007 Private Placement Warrant”). Each September Private Placement Warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.50 per share in the first year and $0.75 per share in the second year. The September Private Placement Warrants are exercisable commencing on September 11, 2007 and ending on September 11, 2009.

•	650,000 shares of common stock (the “September 2007 Private Placement Warrant Shares”) issuable upon the exercise of September 2007 Private Placement Warrants;.

The July 2007 Shares, the Settlement Shares, the August 2007 Private Placement Shares and the September 2007 Private Placement Shares are referred to herein as the “Shares”.

The Settlement Warrants, the August 2007 Private Placement Warrants and the September 2007 Private Placements Warrants are referred to herein as the “Outstanding Warrants”.

The August 2007 Private Placement Warrant Shares and the September 2007 Private Placement Warrant Shares issuable upon the Outstanding Warrants are referred to as the “Outstanding Warrant Shares”.

Documents Reviewed

In rendering the opinion set forth below, we have reviewed:

•	the Registration Statement dated September 17 , 2007 and the exhibits attached thereto;

•	the Company’s Articles of Incorporation;

•	the Company’s Bylaws;

•

certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the directors approving the issuance of the Shares to the Selling Shareholders and the issuance of the Outstanding Warrant Shares to certain of the Selling Shareholders upon exercise of the Outstanding Warrants;

•	agreements entered into with the Company providing for the issuance of the Shares and the Warrants, including:

o	the business combination agreement providing for the issuance of the July 2007 Shares,

o	the debt settlement agreement providing for the issuance of the Settlement Shares and Settlement Warrants,

o	the subscription agreements for the issuance of the August 2007 Private Placement Shares and August 2007 Private Placement Warrants; and

o	the subscription agreements for the issuance of the September 2007 Private Placement Shares and September 2007 Private Placement Warrants;

•	the form of certificates representing the Outstanding Warrants providing for the issuance of the Outstanding Warrant Shares upon exercise of the Outstanding Warrants;

•	an Officer’s Certificate signed by Eric M. Leslie, Secretary dated September 13, 2007; and

•	other documents as we have deemed relevant.

For purposes of this opinion, we have not reviewed any documents other than the documents listed above. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

Assumptions, Limitations and Qualifications

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

•

the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company.

•

we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

•

we have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof.

Opinion

Based upon the foregoing, we are of the opinion that:

•	the Shares to be sold by the Selling Shareholders are validly issued, fully paid and non- assessable shares of the Company’s common stock; and

•

upon exercise of the Outstanding Warrants in accordance with their terms, including payment of the exercise price of the Outstanding Warrants to the Company in full, the Outstanding Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock.

The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

Consent

We consent to the use of this opinion as an exhibit to the Registration Statement.

Yours truly,

LANG MICHENER LLP

per: /s/ Michael H. Taylor

Michael H. Taylor*

*Member of the Nevada State Bar

MHT/jl
Encl.